SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                 Amendment No. 1

                     Information Resource Engineering, Inc.
                     --------------------------------------
                                (Name of Issuer)

                                  Common Stock
                     --------------------------------------
                         (Title of Class of Securities)

                                   45675F 30 3
                                   -----------
                                 (CUSIP Number)

                                  June 3, 2000
                     ---------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               |_| Rule 13d-1(b)
                               |X| Rule 13d-1(c)
                               |_| Rule 13d-1(d)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

CUSIP No. 45675F 30 3              13G                      Page 2 of 6 Pages
--------------------------------------------------------------------------------

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         William E. Simon

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
    3    SEC USE ONLY


    4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

         NUMBER OF             5    SOLE VOTING POWER
          SHARES
        BENEFICIALLY                0
          OWNED BY
           EACH                6    SHARED VOTING POWER
         REPORTING
          PERSON                    0
           WITH
                               7    SOLE DISPOSITIVE POWER

                                    0

                               8    SHARED DISPOSITIVE POWER

                                    0


    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* [ ]


   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

   12    TYPE OF REPORTING PERSON

         IN
--------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45675F 30 3              13G                      Page 3 of 6 Pages
--------------------------------------------------------------------------------
Item 1.
         (a)      Name of Issuer:  Information Resource Engineering, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  8029 Corporate Drive
                  Baltimore, Maryland 21236

Item 2.
         (a)      Name of Person Filing:

                  William E. Simon

         (b)      Address of Principal Business Office or, if none, Residence:

                  William E. Simon & Sons, L.L.C.
                  P.O. Box 1913
                  Morristown, NJ 07962-1913

         (c)      Citizenship:

                  United States

         (d)      Title of Class of Securities:

                  Common Stock

         (e)      CUSIP Number:  45675F 30 3

Item 3.
          If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) |_| Broker or dealer registered under section 15 of the Act
                 (15 U.S.C. 78o).
         (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
         (c) |_| Insurance company as defined in section 3(a)(19) of the Act
                 (15 U.S.C. 80a-8).
         (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
         (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
         (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-(b(1)(ii)(F);
         (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
         (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance (12 U.S.C 1813);
         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. 45675F 30 3                13G                      Page 4 of 6 Pages
--------------------------------------------------------------------------------

Item 4.  Ownership.

         (a)   Amount Beneficially Owned:

               Mr. Simon is deceased.

         (b)   Percent of Class:

               0%

         (c)   Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote:

                       0

                (ii)   shared power to vote or to direct the vote:

                       0

               (iii)   sole power to dispose or to direct the disposition of:

                       0

                (iv)   shared power to dispose or to direct the disposition of:

CUSIP No. 45675F 30 3              13G                      Page 5 of 6 Pages
--------------------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of Group.

         Not Applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 45675F 30 3              13G                      Page 6 of 6 Pages
--------------------------------------------------------------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  July 20, 2000                     Estate of William E. Simon


                                         /s/ William E. Simon, Jr.
                                         -------------------------------------
                                         William E. Simon, Jr., Co-Executor


                                         /s/ J. Peter Simon, Jr.
                                         -------------------------------------
                                         J. Peter Simon, Jr., Co-Executor


                                         /s/  George J. Gillespie, III
                                         -------------------------------------
                                         George J. Gillespie, III, Co-Executor